PURCHASE AND SALE AGREEMENT

   PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of the 19th day of November, 1996, by and between TECHNOLOGY
PARK ASSOCIATES, a Virginia general partnership ("Seller 1"), and DW/TECHNOLOGY PARK II ASSOCIATES, L.P., a Virginia limited partnership ("Seller 2"), each having an office c/o Dean Witter Realty Inc., Two World Trade Center, 64th Floor, New York, New York 10048 (collectively, the "Seller"), and SPRINT COMMUNICATIONS
COMPANY L.P., a Delaware limited partnership, having an office at 1200 Main Street, 12th Floor, Kansas City, Missouri 64105 (the "Purchaser").

W I T N E S S E T H

   WHEREAS, the Seller is the owner of the real property numbered
12490, 12502, 12524 and 12526 Sunrise Valley Drive, Reston, Virginia consisting of four buildings commonly referred to as Technology Park;

   WHEREAS, the Seller and the Purchaser have entered into negotiations wherein the Purchaser expressed its intent to purchase the Property (as defined herein) from the Seller and the Seller expressed its intent to sell the Property to the Purchaser; and

   WHEREAS, the Seller and the Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, the Seller shall sell the Property to the Purchaser and the Purchaser shall purchase the Property from the Seller.

   NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

   1.  Sale of the Property.

   The Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land described in Schedule 1 hereto (the "Land") listed thereon as owned by the Seller, together with (i) all buildings and other improvements situated on the Land (collectively, the "Buildings"),
(ii) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of the Seller pertaining to the Land and the Buildings, (iii) all right, title and interest of the Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Land or the Buildings, or used in connection therewith (collectively, the "Personal Property"), and (iv) all right, title and interest of the Seller, if any, in and to the trade names of the Buildings (the Land, together with all of the foregoing items listed in clauses (i)-(iv) above being hereinafter sometimes referred to as the "Property").

         1.1.  Excluded Property.

         Specifically excluded from the Property and this sale are all items of personal property not described in Section 1.

         1.2.  Closing Date.

         The delivery of the Deed and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bingham, Dana & Gould LLP, 150 Federal
   Street, Boston, Massachusetts, at 10:00 A.M. on December 18, 1996
   (the "Closing Date") or such earlier or later date as the Seller and Purchaser may agree in writing.

         1.3.  Amendment of Sprint Lease.

         The Property is subject to those four certain Lease Agreements, each dated April 28, 1992 (collectively, the "Sprint Lease"), three of which are by and between Seller 1 and Sprint Communications
   Company L.P. (the "Prime Tenant") and relate to Tech Park I, III and IV, and one of which is by and between Seller 2 and the Prime Tenant and relates to Tech Park II. Simultaneously with the execution of this Agreement, Seller and the Prime Tenant have entered into four substantially similar amendments to the Sprint Lease with respect to each of the Buildings (collectively, the "Sprint Lease Amendment") and have caused the Sprint Lease Amendment to be deposited with the Escrow Agent to be held pursuant to the terms of Section 15 hereof.
   The Seller and the Prime Tenant have agreed that the Sprint Lease Amendment shall be released from escrow by the Escrow Agent and shall become effective if (i) the Closing does not occur and the Seller terminates this Agreement by notice to the Purchaser pursuant to
   Section 14.2 hereof, (ii) the Seller has not obtained the consents and waivers from the holder of the Continuing Mortgage and the assumption agreement from the Purchaser described in the second paragraph of Section 8.1 hereof, (iii) the Purchaser has given a valid Purchaser's Termination Notice which results in a termination of this Agreement or (iv) the Closing does not occur and the Purchaser terminates this Agreement by notice to the Seller pursuant to Section
   14.1 or 14.3 hereof, provided that (a) in the event that the failure of the Seller to obtain the consents, waivers and assumption agreement described in (ii) above is due solely to the Seller's objection to the form of the consents, waivers or assumption agreement offered by the holder of the Continuing Mortgage, or (b) in the event of (iii) or (iv) above, the Sprint Lease Amendment shall become effective only if the Purchaser elects to make the Sprint Lease Amendment effective by giving written notice thereof to the Seller contemporaneously with notice of termination given pursuant to Section 14.1 or 14.3 hereof.

   2.  Purchase Price.

   The purchase price to be paid by the Purchaser to the Seller for the Property (the "Purchase Price") is Seventy-Six Million Three Hundred Thousand Dollars ($76,300,000.00) payable as follows:

         (a)   Seven Hundred Fifty Thousand Dollars ($750,000.00)
   (the "Downpayment") shall be paid within five (5) business days of the execution and delivery of this Agreement, by delivery to First American Title Insurance Company (the "Escrow Agent") of a certified or bank check drawn on or by a bank which is a member of the New York Clearing House Association (a "Clearing House Bank") or by bank wire transfer of immediately available funds to the Escrow Agent's account at the Approved Institution. The Downpayment shall be held and disbursed by the Escrow Agent in accordance with the terms of Section 15. At the Closing, the Deposit shall be credited against the portion of the Purchase Price payable pursuant to Section 2(c);

         (b) As consideration for the Purchaser's acceptance of title to the Property subject to the existing deed of trust described on
   Schedule 2 hereto (the "Continuing Mortgage"), Purchaser shall be entitled to a credit at the Closing against the Purchase Price in an amount equal to the aggregate unpaid principal balance of the promissory note secured by the Continuing Mortgage on the Closing
   Date. It shall be a condition to Purchaser's obligation to purchase the Property that the Seller shall not have modified any provisions of the Continuing Mortgage subsequent to the date hereof without the Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed.

         (c)   The balance of the Purchase Price (i.e., the Purchase
   Price minus the credits set forth in Sections 2(a) and (b) above) shall be paid at the Closing by bank wire transfer of immediately available funds to the Seller's account or to the account or accounts of such other party or parties as may be designated by the Seller on or before the Closing Date.

   3.  Apportionments

   The following shall be apportioned between the Seller and the Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the "Adjustment Date"):

         (a) fixed or base rents ("Rents") which have been prepaid, Rents for the month in which the Closing occurs and additional rents and other amounts paid by tenants applicable to periods which expire after the Closing Date, which have been received by Seller;

         (b)   accrued and unpaid interest on the Continuing
   Mortgage; and

         (c) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in Reston, Virginia.

         At the Closing, an adjustment to the Purchase Price shall be made to reflect the apportionments herein.

         3.1.  Rent Arrearages.

         If on the Closing Date the Prime Tenant is in arrears in the payment of Rent or additional rent, real estate taxes, insurance premiums with respect to insurance, if any, carried by the Seller pursuant to the Sprint Lease, other operating expenses, maintenance escalation charges or other charges of a similar nature for which the Prime Tenant is responsible pursuant to the Sprint Lease, Purchaser shall pay to Seller on the Closing Date, in addition to the Purchase Price and in the manner specified in Section 2(c) hereof, the amount attributable to such arrearages which are due to Seller as of the Closing Date.

         3.2.  Continuing Mortgage.

         If applicable, the amount of any reserves, escrows or accruals held by the holder of any Continuing Mortgage for real estate taxes, insurance premiums and other amounts, if any, including, without limitation, any amounts held by the holder of the Continuing Mortgage pursuant to the Remediation Escrow Agreement dated November 24,
   1993 by and among Seller 2, The Lincoln National Life Insurance Company and Commercial Settlements, Inc. (the "Remediation
   Escrow Agreement"), shall be paid to the Seller by the Purchaser at the Closing and the Seller shall assign to the Purchaser all of the Seller's right, title and interest thereto.
         3.3.  Post-Closing Adjustments.

         If any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one year after the Closing Date.

   4.  Due Diligence Period.

   Notwithstanding anything to the contrary contained herein, the Purchaser shall have until December 6, 1996 (the "Due Diligence
Period") to examine title to the Property, to inspect the physical and financial condition of the Property and to review the Property Information.

         4.1.  Access to the Property.

         During the Due Diligence Period, the Purchaser and the
   Purchaser's Representatives shall have the right to enter upon the Property for the sole purpose of inspecting the Property and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "Investigations"), provided neither the Purchaser nor the Purchaser's Representatives shall permit any borings, drillings or samplings to be done on the Property without the Seller's prior written consent. Any entry upon the Property and all Investigations shall be at the sole risk and expense of the Purchaser and the Purchaser's Representatives. The Purchaser shall:

               (a) promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition that existed prior to such Investigations;

               (b) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

               (c) take all actions and implement all protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of the Seller or other persons;

               (d) if the Closing fails to occur, furnish to the Seller within thirty (30) days of the originally scheduled Closing Date, at no cost or expense to the Seller, copies of any surveys, soil test results, engineering, asbestos, environmental and other studies and reports relating to the Investigations which the Purchaser shall obtain with respect to the Property;

               (e) maintain or cause to be maintained, at the Purchaser's expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the minimum amount of $3,000,000, insuring the Purchaser and the Seller and certain of Seller's Affiliates listed on Schedule 3, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) the Purchaser's and/or the Purchaser's Representatives' entry upon the Property, (ii) any Investigations or other activities conducted thereon, and (iii) any and all other activities undertaken by the Purchaser and/or the Purchaser's Representatives in connection with the Property, and deliver evidence of such insurance policy to the Seller within ten (10) days of this Agreement; and

               (f) indemnify the Seller and the Seller's Affiliates and hold the Seller and the Seller's Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements), suffered or incurred by the Seller or any of the Seller's Affiliates and arising out of or in connection with (i) the Purchaser's and/or the Purchaser's Representatives' entry upon the Property, (ii) any Investigations or other activities conducted thereon by the Purchaser or the Purchaser's Representatives, and (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations.

         The provisions of this Section 4.1 shall survive the termination of this Agreement and the Closing.

         4.2.  Purchaser's Termination Notice.

         Subject to the provisions of the last paragraph of this Section 4.2, the Purchaser shall have the right to elect to terminate this Agreement by giving written notice (the "Purchaser's Termination Notice") of such election to the Seller at any time prior to the expiration of the Due Diligence Period if the Purchaser shall determine (in the exercise of its reasonable discretion) that any of the following conditions to termination are met as of the date of the Purchaser's Termination Notice, in which event the provisions of Section 14.1 shall apply:

               (a) The Purchaser shall have determined, based upon a site assessment study conducted at Purchaser's sole expense by Woodward-Clyde, Inc. or any other qualified engineering firm proposed by Purchaser and approved by Seller that there is oil, hazardous substances, hazardous materials, hazardous or toxic waste, or friable and accessible asbestos-containing materials present on the Property in any amount which would require remediation under Applicable Environmental Law and which is not the result of any past or present actions of the Prime Tenant or any officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Prime Tenant (collectively, the "Prime Tenant's Affiliates") or any of their respective agents, representatives, invitees, guests or contractors, including, but not limited to, the original construction of the Property, or which remediation is not the responsibility of the Prime Tenant under the Sprint Lease.

               (b) The Purchaser shall have determined, based upon a legal opinion from its special counsel, that the Buildings as presently constructed and used violate in a material respect applicable federal or state law or governmental regulation, or local ordinance, order or regulation, including but not limited to laws, regulations or ordinances relating to land use, zoning, building use and occupancy, subdivision control, fire protection, public health and safety, wetlands protection and protection of the environment and such violation is not the result of past or present actions of the Prime Tenant, any of the Prime Tenant's Affiliates or any of their respective agents, representatives, invitees, guests or contractors, including, but not limited to, the original construction of the Property, or is not otherwise required to by remedied by the Prime Tenant under the Sprint Lease.

         If for any reason whatsoever the Seller shall not have received the Purchaser's Termination Notice prior to the expiration of the Due Diligence Period, the Purchaser shall be deemed to have irrevocably waived the right of termination granted under this Section 4.2, and such right of termination shall be of no further force or effect.

         Purchaser's Termination Notice shall state with sufficient particularity the conditions precedent to the Purchaser's obligation to purchase the Property which have not been satisfied and the Seller shall have the option, by giving written notice thereof to the Purchaser within seven (7) days of the Seller's receipt of the Purchaser's Termination Notice, to elect to use reasonable efforts to cause the satisfaction of any such unsatisfied conditions precedent, the cost of which shall not exceed $50,000 in the aggregate, in which event this Agreement shall not terminate as a result of the Purchaser delivery of the Purchaser's Termination Notice. Notwithstanding the foregoing, it remains a condition precedent to Purchaser's obligation to close that the matters set forth in the Purchaser's Termination Notice are satisfied at Closing.

   5.  Title.

   The Seller shall convey and the Purchaser shall accept title to the Property subject to those matters set forth on Schedule 4 hereto (collectively, the "Permitted Encumbrances"). The Seller shall deliver to the Purchaser, at the Purchaser's expense, within five (5) days after the execution of this Agreement a commitment for an owner's fee title insurance policy with respect to the Property (the "Title Commitment") from the Escrow Agent, together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Property not set forth in the title commitments listed in Item 17 on Schedule 4 hereto. The Seller has delivered to the Purchaser, at Purchaser's expense, an as-built survey ("Survey") of the Land and Buildings dated November
12, 1996 and prepared by William H. Gordon Associates, Inc. in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992.

         5.1.  Unacceptable Encumbrances.

         If the Title Commitment indicates the existence of any liens, encumbrances or other defects or exceptions in or to title to the Property other than the Permitted Encumbrances and liens, encumbrances or other defects directly or indirectly created, incurred, assumed or suffered to exist by the Prime Tenant, any of the Prime Tenant's Affiliates or any of their respective invitees, guests or contractors (collectively, the "Unacceptable Encumbrances"), subject to which the Purchaser is unwilling to accept title, and the Purchaser gives the Seller notice of the same within ten (10) days after receipt of the Title Commitment, the Seller shall undertake to eliminate the same (or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property) subject to Section 5.2. The Purchaser hereby waives any right the Purchaser may have to advance as objections to title or as grounds for the Purchaser's refusal to close this transaction any Unacceptable Encumbrance which the Purchaser does not notify the Seller of within such ten (10) day period unless (i) such Unacceptable Encumbrance was first raised by the Escrow Agent subsequent to the date of the Title Commitment or the Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment or the Survey, respectively, and (ii) the Purchaser shall notify the Seller of the same within five (5) days after the Purchaser first becomes aware of such Unacceptable Encumbrance.
   The Seller, in its sole discretion, may adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to eliminate Unacceptable Encumbrances.

         5.2.  Removal of Unacceptable Encumbrances.

         The Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by the Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property; except that the Seller shall satisfy Unacceptable Encumbrances which are mortgages, assessments, judgments against the Seller or other liens (collectively, "Liens") secured by or affecting the Property which can be satisfied by payment of liquidated amounts not to exceed $25,000 in the aggregate for all Liens. In the event that the Seller so satisfies a Lien, the Seller shall be reimbursed by the Purchaser at Closing (or, if the Closing does not occur, within thirty (30) days of notice from the Seller stating the cost incurred by the Seller in satisfying the Lien) for the cost incurred by the Seller in satisfying the Lien to the extent that the Seller would otherwise be entitled to recover such amounts from the Prime Tenant pursuant to the Sprint Lease. For the purposes of this Agreement, the Seller's failure or refusal to bring any action or proceeding, to make any payments or to otherwise incur any expense (except for the Seller's obligation to satisfy Liens which can be satisfied by payment of liquidated amounts not to exceed $25,000 in the aggregate as aforesaid) in order to eliminate Unacceptable Encumbrances not waived by the Purchaser or to arrange for such title insurance shall be deemed an inability of the Seller to eliminate such Unacceptable Encumbrances or to arrange for such title insurance and shall not be a default by the Seller hereunder.

         5.3.  Options Upon Failure to Remove Unacceptable Liens.

         If the Seller is unable or is not otherwise obligated (pursuant to Section 5.2) to eliminate all Unacceptable Encumbrances not waived by the Purchaser, or to arrange for title insurance reasonably acceptable to the Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 5.1), the Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the Seller, either (i) to terminate this Agreement by notice given to the Seller pursuant to Section 14.1, in which event the provisions of Section 14.1 shall apply, or (ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

         5.4.  Use of Purchase Price.

         If on the Closing Date there may be any Liens or other encumbrances which the Seller must pay or discharge in order to convey to the Purchaser such title as is herein provided to be conveyed, the Seller may use any portion of the Purchase Price to satisfy the same, provided:

               (a) the Seller shall deliver to the Purchaser or the Escrow Agent, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or

               (b) the Seller, having made arrangements with the Escrow Agent, shall deposit with said company sufficient moneys acceptable to said company to insure the obtaining and the recording of such satisfactions.

         5.5.  Transfer Taxes; Title Insurance Premiums.

         At the Closing, the Seller shall pay the "Grantor Tax" so-called (the "Grantor Tax Payment") and the Purchaser shall pay all other transfer, state, county and recording taxes (the "Transfer Tax Payments") imposed pursuant to the Laws of the State of Virginia. At the Closing, (i) the Purchaser shall pay the premium due the Escrow Agent to obtain title insurance policies in the form contemplated by the Title Commitment (as the same may be amended), and (ii) the Purchaser shall pay the fees of the surveyor who prepared the Survey.

   6.  Representations and Warranties of Each Seller.

   (i) Seller 1 represents and warrants to the Purchaser as follows:

         (a) Seller 1 is a duly formed and validly existing general partnership organized under the laws of the State of Virginia, and Seller 1 is qualified under the laws of the State of Virginia to conduct business therein.

         (b) Seller 1 has the full, legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller 1 pursuant to this Agreement (collectively, the "Seller 1 Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller 1 Documents.

         (c) This Agreement and the Seller 1 Documents do not and will not contravene any provision of the general partnership agreement of Seller 1, any judgment, order, decree, writ or injunction issued against the Seller 1, or, to the best of Seller 1's knowledge, any provision of any laws or governmental ordinances, rules, regulations, orders or requirements (collectively, the "Laws") applicable to Seller
   1. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Seller 1 under any agreement to which Seller 1 or any of its respective assets are subject or bound and will not result in a violation of any Laws applicable to Seller 1.

         (d) Seller 1 has no knowledge of any leases, licenses or other occupancy agreements affecting any portion of the Property owned by Seller 1, other than the Sprint Lease.

         (e) To Seller 1's actual knowledge, there are no threatened or pending actions, suits, proceedings or investigations to which it is a party before any court or other governmental authority with respect to the Property owned by Seller 1, except as set forth on Schedule 5 hereto.


   (ii)  Seller 2 represents and warrants to the Purchaser as follows:

         (a) Seller 2 is a duly formed and validly existing limited partnership organized under the laws of the State of Virginia, and Seller 2 is qualified under the laws of the State of Virginia to conduct business therein.

         (b) Seller 2 has the full, legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller 2 pursuant to this Agreement (collectively, the "Seller 2 Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller 2 Documents.

         (c) This Agreement and the Seller 2 Documents do not and will not contravene any provision of the limited partnership agreement of Seller 2, any judgment, order, decree, writ or injunction issued against Seller 2, or, to the best of Seller 2's knowledge, any Laws applicable to Seller 2. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Seller 2 under any agreement to which Seller 2 or any of its respective assets are subject or bound and will not result in a violation of any Laws applicable to Seller 2, except that the consent of the holder of the Continuing Mortgage, as required by the terms and conditions of the Continuing Mortgage and the other loan documents relating to such Continuing Mortgage, has not been obtained as of the date of this Agreement. Purchaser and Seller acknowledge that such consent is required in order to undertake and complete the transactions contemplated by this Agreement.

         (d) Seller 2 has no knowledge of any leases, licenses or other occupancy agreements affecting any portion of the Property owned by Seller 2, other than the Sprint Lease.

         (e) To Seller 2's actual knowledge, there are no threatened or pending actions, suits, proceedings or investigations to which it is a party before any court or other governmental authority with respect to the Property owned by Seller 2, except as set forth on Schedule 5 hereto.

         6.1.  Survival of Representations.

         The representations and warranties of each Seller set forth in this Agreement (i) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date), and (ii) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one year following the Closing Date and then shall expire, and no action or claim based thereon shall be commenced after such period.

         6.2.  Discovery of Untrue Representation.

         If at or prior to the Closing, (i) the Purchaser shall become aware that any of the representations or warranties made herein by any Seller is untrue, inaccurate or incorrect in any material respect, provided that such untruth, inaccuracy or incorrectness is not a result of the actions or omissions of the Purchaser, any officers, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Purchaser (collectively, the "Purchaser's Affiliates"), the Prime Tenant, any of the Prime Tenant's Affiliates, or any of their respective agents, representatives, invitees, guests or contractors, and shall give the Seller notice thereof at or prior to the Closing, or (ii) the Seller shall notify the Purchaser that a representation or warranty made herein by any Seller is untrue, inaccurate or incorrect, provided that such untruth, inaccuracy or incorrectness is not a result of the actions or omissions of the Purchaser, any of the Purchaser's Affiliates, the Prime Tenant, any of the Prime Tenant's Affiliates, or any of their respective agents, representatives, invitees, guests or contractors, then the Seller may, in its sole discretion, elect by notice to the Purchaser to adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such representation or warranty is not cured or corrected on or before the Closing Date (whether or not the Closing is adjourned as provided above), then the Purchaser, as its sole remedy for such inability of Seller, shall elect either (i) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller pursuant to the provisions of Section 14.1. In the event the Closing occurs, the Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against the Seller for damages that the Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of any Seller's representations or warranties being untrue, inaccurate or incorrect if the Purchaser knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and the Purchaser nevertheless closes title hereunder.

         6.3.  Limited Nature of Representations.
         The Purchaser acknowledges that neither the Seller nor any of the Seller's Affiliates, nor any of their agents or representatives has made any representations or held out any inducements to the Purchaser other than those specifically set forth in this Agreement. The
   Purchaser acknowledges that the Seller, pursuant to the terms of this Agreement, has afforded the Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and all Property Information. The Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to the Purchaser and the Purchaser's Representatives by the Seller or the Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of the Seller and/or any of the Seller's Affiliates; (ii) neither the Seller nor any of the Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of the Purchaser's Representatives and is not relying in any way on the Property Information furnished by the Seller or any of the Seller's Affiliates, or any of their agents or representatives; and (iv) the Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information, and the Purchaser releases the Seller and the Seller's Affiliates, and their agents and representatives, from any and all liability with respect thereto. The Purchaser or anyone claiming by, through or under the Purchaser, hereby fully and irrevocably releases the Seller and the Seller's Affiliates from any and all claims that it may now have or hereafter acquire against any of the Seller or the Seller's Affiliates for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property.

   The provisions of this Section 6 shall survive the Closing.

   7.  Representations and Warranties of the Purchaser.

   The Purchaser represents and warrants to the Seller as follows:

         (a) The Purchaser is a duly formed and validly existing limited partnership organized under the laws of the State of Delaware, and is qualified under the laws of the State of Virginia to conduct business therein on the date hereof.

         (b) The Purchaser has the full, legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Purchaser's Documents.

         (c) This Agreement and the Purchaser's Documents do not and will not contravene any provision of the limited partnership agreement of the Purchaser, any judgment, order, decree, writ or injunction issued against the Purchaser, or any provision of any Laws applicable to the Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Purchaser under any agreement to which the Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Purchaser.

         (d) There are no pending actions, suits, proceedings or investigations to which the Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

   The representations and warranties of the Purchaser set forth in this
Section 7 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date), and (ii) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one year following the Closing Date and then shall expire, and no action or claim based thereon shall be commenced after such period.

   8.  Conditions Precedent to Closing.

         8.1. Conditions Precedent to the Purchaser's Obligations to Perform.

         The Purchaser's obligation under this Agreement to purchase the Property is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Seller contained herein shall be materially true, accurate and correct as of the Closing Date except to the extent they relate only to an earlier date (in which case they shall be true, accurate and correct as of such earlier date), and except to the extent any such untruth, inaccuracy or incorrectness is a result of the actions or omissions of the Purchaser, any of the Purchaser's Affiliates, the Prime Tenant, any of the Prime Tenant's Affiliates, or any of their respective agents, representatives, invitees, guests or contractors; (ii) the Seller shall be ready, willing and able to deliver title to the Property in accordance with the terms and conditions of this Agreement; (iii) the Seller shall have delivered all the documents and other items required pursuant to Section 9, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

         The Seller, using its reasonable efforts, shall have obtained from the holder of the Continuing Mortgage, in writing, (i) the consents of such holder to the sale contemplated by this Agreement and the conveyance of the Property to the Purchaser and (ii) the waiver of such holder's right to accelerate the indebtedness secured by, or to change the provisions of, the Continuing Mortgage by reason of such conveyance; provided, however, that the Purchaser shall not be entitled to require the satisfaction of the preceding condition and such condition shall be of no force and effect unless the Purchaser (a) shall have promptly furnished the holder with such information as the holder may reasonably require, (b) shall have used reasonable efforts to provide necessary financial information of the Purchaser and the Prime Tenant requested by the holder of the Continuing Mortgage, and
   (c) shall have otherwise cooperated with such holder and with the Seller in an effort to procure the foregoing consents and waivers. Purchaser agrees to cooperate with Seller in its efforts to obtain such consents and waivers and agrees that it will enter into an assumption agreement with respect to the Continuing Mortgage, the Remediation Escrow Agreement, the related loan documentation and the Seller's obligations thereunder in form and substance satisfactory to such holder in the exercise of the Purchaser's reasonable discretion, which assumption agreement shall expressly hold harmless and indemnify the Seller for all liability accruing after the Closing with respect to such loan documentation and the Seller's obligations thereunder. Purchaser agrees that, if requested by the holder of the Continuing Mortgage, it will execute and deliver or cause to be executed and delivered to such holder, as the case may be, a limited guaranty and environmental indemnity agreement on the same terms and conditions as the Limited Guaranty and the Environmental Indemnity Agreement dated
   November 24, 1993 (the "Discover Documents") which Dean Witter,
   Discover & Co. ("Discover") has delivered to such holder. Purchaser agrees to bear, at its sole expense, all of the costs incurred by the Purchaser or the Seller in connection with the procurement or negotiation of any consents, waivers or assumptions contemplated by this paragraph.

         The Seller shall have delivered to the Purchaser, a certificate, dated not earlier than the fifth (5th) day prior to the Closing Date, executed and acknowledged by the holder of the Continuing Mortgage, certifying with respect to the Continuing Mortgage (i) the
amount of the
   unpaid principal balance secured thereby, (ii) the date to which interest has been paid, (iii) the amount of the unpaid interest secured thereby, (iv) the balance of the escrow established pursuant to the Remediation Escrow Agreement, and (v) that, to the knowledge of the holder of the Continuing Mortgage, the Seller is not in default under the Continuing Mortgage.

         8.2.  Conditions Precedent to the Seller's Obligations to
   Perform.

         The Seller's obligation under this Agreement to sell the Property to the Purchaser is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date; (ii) the Purchaser shall have delivered the funds required hereunder and all the documents required to be delivered or caused to be delivered by the Purchaser set forth in
   Section 10 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing; (iii) all consents and approvals of governmental authorities and parties to agreements to which the Purchaser is a party or by which the Purchaser's assets are bound that are required with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained and copies thereof shall have been delivered to the Seller at or prior to the Closing; and (iv) the Seller shall have obtained the consents and waivers from the holder of the Continuing Mortgage and the assumption agreement from the Purchaser described in the second paragraph of Section 8.1 hereof in form and substance satisfactory to the Seller at or prior to the Closing.

         8.3.  Remedies Upon Failure to Satisfy Conditions.

         In the event that any condition contained in Section 8.1 or 8.2 is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or
   (ii) proceed as provided in Section 14 hereof.

   9.  Documents to be Delivered by the Seller at Closing.

   At the Closing, the Seller shall execute, acknowledge and/or deliver, as applicable, the following to the Purchaser or the Escrow Agent:

         (a) A special warranty deed (the "Deed") conveying title to the Property in the form of Exhibit A annexed hereto and made a part hereof.

         (b) The Assignment and Assumption of Leases and Security Deposits in the form of Exhibit B annexed hereto and made a part hereof assigning without warranty or representation all of the Seller's right, title and interest, in and to the Sprint Lease (the "Lease Assignment").

         (c)   The Assignment and Assumption of Licenses and
   Warranties in the form of Exhibit C annexed hereto and made a part hereof (the "License and Warranty Assignment") assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to (i) all of the assignable licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to the Property by any governmental authority (collectively, the "Licenses"), and (ii) all of the assignable third- party warranties and guarantees of any contractors, manufacturers, suppliers or installers, including, without limitation, the roof warranty, if any, relating to the Property (collectively, the "Warranties") to the extent, if at all, such Warranties are in effect.

         (d) The Assignment and Assumption of Intangible Property in the form of Exhibit D annexed hereto and made part hereof assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to all intangible property owned by the Seller with respect to the operation of the Property including, without limitation, the trade name "Technology Park" (the "Intangible
   Property Assignment") (the Lease Assignment, the License and
   Warranty Assignment and the Intangible Property Assignment are herein referred to collectively as the "A & A Agreements").

         (f) A bill of sale in the form of Exhibit E annexed hereto and made a part hereof (the "Bill of Sale") conveying, transferring and selling to the Purchaser without warranty or representation all right, title and interest of the Seller in and to all Personal Property.

         (g) Copies of the each Seller's partnership agreement and partnership certificate (if applicable) and, if required by law or its partnership agreement, copies of partnership resolutions and/or consents of the partners authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the managing general partner of each Seller, or in the absence thereof, then by all of each Seller's general partners.

         (i) To the extent in the Seller's possession and not already located at the Property, keys to all entrance doors to, and equipment and utility rooms located in, the Property.

         (j) To the extent in the Seller's possession and not already located at the Property, all Licenses.

         (k) To the extent in the Seller's possession, executed counterparts of all warranties in connection with the Property which are in effect on the Closing Date and which are assigned by the Seller.

         (l) To the extent in the Seller's possession and not located at the Building, plans and specifications of the Buildings.

         (m) A "FIRPTA" affidavit sworn to by the Seller in the form of Exhibit F annexed hereto and made a part hereof. The Purchaser acknowledges and agrees that upon the Seller's delivery of such affidavit, the Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         (n) A notice to the holder of the Continuing Mortgage advising the holder of the sale of the Property to the Purchaser and directing that future bills and other correspondence should thereafter be sent to the Purchaser or as the Purchaser may direct.

         (o) An assignment of the Seller's right, title and interest in and to all reserves, escrows or accruals held by the holder of the Continuing Mortgage for real estate taxes, insurance premiums and other amounts, if any, to the extent the same have been apportioned pursuant to Section 3 of this Agreement.

         (p)   The Grantor Tax Payment.

         (q) All other documents the Seller is required to deliver pursuant to the provisions of this Agreement.

   10.  Documents to be Delivered by the Purchaser at Closing.

   At the Closing, the Purchaser shall execute, acknowledge and/or deliver or cause to be delivered, as applicable, the following to the Seller:

         (a) The cash portion of the Purchase Price payable at the Closing pursuant to Section 2, subject to apportionments, credits and adjustments as provided in this Agreement.

         (b)   The Bill of Sale.

         (c) If the Purchaser is a corporation, (i) copies of the certificate of incorporation and by- laws of the Purchaser and of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of the Purchaser; (ii) a good standing certificate issued by the state of incorporation of the Purchaser, dated within thirty (30) days of the Closing Date; (iii) a good standing certificate issued by the State of Virginia, dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of the Purchaser with respect to those officers of the Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

         (d) If the Purchaser is a partnership, (i) copies of the Purchaser's partnership agreement and partnership certificate (if applicable) and, if required by law or its partnership agreement, copies of partnership resolutions and/or consents of the partners authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the managing general partner of the Purchaser, or in the absence thereof, then by all of the Purchaser's general partners, or (ii) an opinion of Polsinelli, White, Vardeman & Shalton, outside counsel to the Purchaser, in the form of Exhibit H hereto, as to the due execution and authorization of this Agreement and the other documents contemplated by this Agreement by the Purchaser and the consummation and performance of the transactions contemplated by this Agreement.

         (e) If the Purchaser is a limited liability company, copies of the Purchaser's operating agreement and, if required by law or its operating agreement, copies of resolutions of the manager authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the manager of the Purchaser.

         (f) An indemnity agreement from the Prime Tenant to Discover in the form of Exhibit G indemnifying Discover from and against any loss or damage it may sustain under the Discover
   Documents.

         (g)   The A & A Agreements.

         (h)   The Transfer Tax Payments.

         (i) All other documents the Purchaser is required to deliver pursuant to the provisions of this Agreement.

   11.  Operation of the Property prior to the Closing Date.

   Between the date hereof and the Closing Date, the Seller shall have the right to continue to operate and maintain the Property.

         11.1.  New Leases.

         Except as hereinafter provided in Section 11.2 and t.he Sprint Lease Amendment, the Seller shall not modify, extend, renew or cancel the Sprint Lease or enter into any proposed lease of all or any portion of the Property without the Purchaser's consent.

         11.2.  Termination of Existing Leases.

         Notwithstanding anything to the contrary contained in this Agreement, the Seller reserves the right, but is not obligated, to institute summary proceedings against any tenant or terminate the Sprint Lease or any portion thereof as a result of a default by any tenant thereunder prior to the Closing Date. The Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant. The removal of the Prime Tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim hereunder on the part of the Purchaser. Further, the Purchaser agrees that it shall not be grounds for the Purchaser's refusal to close this transaction that the Prime Tenant is a holdover tenant or in default under the Sprint Lease pursuant to any economic or non- economic terms of the Sprint Lease on the Closing Date and the Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

   12.  Broker.

   The Purchaser and the Seller represent and warrant to each other that Edward S. Gordon Company Incorporated (the "Broker") is the sole broker with whom they have dealt in connection with the Property and the transactions described herein. The Seller shall be liable for, and shall indemnify the Purchaser against, all brokerage commissions or other compensation due to the Broker arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between the Seller and the Broker. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, except (in the case of the Purchaser as indemnitor hereunder) the Broker, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 12 shall survive the termination of this Agreement and the Closing.

   13.  Casualty; Condemnation.

         13.1.  Damage or Destruction.

         If a "material" part (as hereinafter defined) of the Property is damaged or destroyed by fire or other casualty, the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice; provided, however, that the Purchaser's election shall be ineffective if within ten (10) days after the Seller's receipt of the Purchaser's election notice, the Seller shall elect by notice to the Purchaser to repair such damage or destruction and shall thereafter complete such repair within the number of days specified in Section 15 of the Sprint Lease for completion of such repairs after the then scheduled Closing Date at the time of the Purchaser's election. If the Seller makes such election to repair, the Seller shall have the right to adjourn the Closing Date one or more times for up to the number of days specified in Section 15 of the Sprint Lease for completion of such repairs in order to complete such repairs and shall have the right to retain all insurance proceeds which the Seller may be entitled to receive as a result of such damage or destruction. If (i) the Purchaser does not elect to terminate this Agreement as to the damaged Property, (ii) the Purchaser elects to terminate this Agreement as to the damaged Property but such election is ineffective because the Seller elects to repair such damage and completes such repair within such time period provided above, or
   (iii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material", as such term is hereinafter defined) of the Property, the Purchaser shall close title as provided in this Agreement and, at the Closing, the Seller shall, unless the Seller has repaired such damage or destruction prior to the Closing, (x) pay over to the Purchaser the proceeds of any insurance collected by the Seller, plus the amount of the deductible on such insurance, less the amount of all costs incurred by the Seller in connection with the repair of such damage or destruction, and (y) assign and transfer to the Purchaser all right, title and interest of the Seller in and to any uncollected insurance proceeds which the Seller may be entitled to receive from such damage or destruction. A "material" part of the Property shall be deemed to have been damaged or destroyed if such damage or destruction gives the Prime Tenant the right to terminate the Sprint Lease, provided, however, that any damage or destruction (i) solely to Tech Park IV (the gymnasium) or (ii) which is due to the negligence, willful misconduct or intentional act of the Purchaser, Purchaser's Affiliates, Prime Tenant, Prime Tenant's Affiliates, or any of their respective agents, representatives, invitees, guests or contractors shall be deemed an "immaterial" part of the Property.

         13.2.  Condemnation.

         If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of the Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice. If the Purchaser does not elect to terminate this Agreement, or if an "insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of the Property is taken by eminent domain or condemnation, at the Closing the Seller shall assign and turnover, and the Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of the Property shall be deemed to have been taken if such taking gives the Prime Tenant the right to terminate the Sprint Lease, provided, however, that any taking affecting solely Tech Park IV (the gymnasium) be deemed an "insignificant" portion of the Property.

         13.3.  Termination.

         If the Purchaser effectively terminates this Agreement pursuant to Section 13.1 or 13.2, this Agreement shall be terminated and the rights of the parties shall be the same as if notice of termination were given pursuant to Section 14.1.

14.  Remedies.

         14.1.  Seller's Inability to Perform.

         If the Closing fails to occur by reason of the Seller's inability to perform its obligations under this Agreement, then the Purchaser, as its only remedies for such inability of the Seller, may terminate this Agreement by notice to the Seller and may also exercise its election set forth in Section 1.3(iii) or (iv) hereof to make the Sprint Lease Amendment effective. If the Purchaser elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "Surviving Obligations"), and except that the Purchaser shall be entitled to a return of the Deposit provided the Purchaser is not otherwise in default hereunder. Except as set forth in this Section
   14.1, the Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Seller's inability to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Seller's inability to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser, any of the Purchaser's Affiliates, the Prime Tenant, any of the Prime Tenant's Affiliates, or any of their respective agents, representatives, invitees, guests or contractors, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.1 or elsewhere in this Agreement.

         14.2.  Purchaser's Failure to Perform.

         In the event of a default hereunder by the Purchaser or if the Closing fails to occur by reason of the Purchaser's failure or refusal to perform its obligations hereunder, then the Seller may terminate this Agreement by notice to the Purchaser, declare the Sprint Lease
   Amendment immediately effective and demand that the Escrow Agent release the Sprint Lease Amendment from escrow in accordance with
   Section 15 hereof. If the Seller elects to terminate this Agreement, then this Agreement shall be terminated and the Seller may retain the Deposit as liquidated damages for all loss, damage and expenses suffered by the Seller, it being agreed that the Seller's damages are impossible to ascertain, and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving
   Obligations and the right of the Seller to declare the Sprint Lease Agreement immediately effective and demand that the Escrow Agent release the Sprint Lease Amendment from escrow in accordance with
   Section 15 hereof. Nothing contained herein shall limit or restrict the Seller's ability to pursue any rights or remedies it may have against the Purchaser with respect to the Surviving Obligations. Except as set forth in this Section 14.2 and the Surviving Obligations, the Seller hereby expressly waives, relinquishes and releases any other right or remedy available to them at law, in equity or otherwise by reason of the Purchaser's default hereunder or the Purchaser's failure or refusal to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Purchaser's default or the Purchaser's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Seller, any of the Seller's Affiliates, or any of their respective agents, representatives, invitees, guests or contractors, the Seller shall not be relieved of its obligations under this Agreement and the Seller shall not be entitled to any right or remedy provided in this Section 14.2 or elsewhere in this Agreement.

         14.3.  Seller's Failure to Perform.

         If the Closing fails to occur by reason of the Seller's failure or refusal to perform its obligations hereunder, then the Purchaser, as its only remedies hereunder, may (i) terminate this Agreement by notice to the Seller and may also exercise its election set forth in Section 1.3(iii) or (iv) hereof to make the Sprint Lease Amendment effective or (ii) seek specific performance from the Seller. As a condition precedent to the Purchaser exercising any right it may have to bring an action for specific performance as the result of the Seller's failure or refusal to perform their obligations hereunder, the Purchaser must commence such an action within ninety (90) days after the occurrence of such default.  The Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety
   (90) day period shall be deemed a waiver by it of its right to
   commence such an action.   Notwithstanding anything to the contrary
   herein, if the Seller's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser, any of the Purchaser's Affiliates, the Prime Tenant, any of the Prime Tenant's Affiliates, or any of their respective agents, representatives, invitees, guests or contractors, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.3 or elsewhere in this Agreement.

   15.  Escrow.

   The Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any (collectively, the "Deposit") and the Sprint Lease Amendment in escrow and shall dispose of the Deposit and the Sprint
Lease Amendment only in accordance with the provisions of this Section
15. Simultaneously with their execution and delivery of this Agreement, the Purchaser and the Seller shall furnish the Escrow Agent with four sets of fully executed originals of each Sprint Lease Amendment as well as their true Federal Taxpayer Identification Numbers so that the Escrow Agent may file appropriate income tax information returns with respect to any interest in the Deposit or other income from the Approved
Investment. The party ultimately entitled to the economic benefit of any accrued interest in the Deposit shall be the party responsible for the payment of any tax due thereon.

         15.1.  Demand for Deposit.

         The Escrow Agent shall deliver the Deposit to the Seller or the Purchaser, as the case may be, as follows:

               (a)   to the Seller, upon completion of the Closing; or

               (b) to the Seller, after receipt of the Seller's demand in which the Seller certifies either that (i) the Purchaser has defaulted under this Agreement, or (ii) this Agreement has been otherwise terminated or canceled, and the Seller is thereby entitled to receive the Deposit; but the Escrow Agent shall not honor the Seller's demand until more than ten (10) days after the Escrow Agent has given a copy of the Seller's demand to the Purchaser in accordance with Section 15.3, nor thereafter (other than in accordance with the provisions of Section 15.3(i)) if the Escrow Agent receives a Notice of Objection from the Purchaser within such ten (10) day period; or

               (c) to the Purchaser, after receipt of the Purchaser's demand in which the Purchaser certifies either that (i) the Seller has defaulted under this Agreement, or (ii) this Agreement has been otherwise terminated or canceled, and the Purchaser is thereby entitled to receive the Deposit; but the Escrow Agent shall not honor the Purchaser's demand until more than ten (10) days after the Escrow Agent has given a copy of the Purchaser's demand to the Seller in accordance with Section 15.3, nor thereafter (other than in accordance with the provisions of Section 15.3(i)) if the Escrow Agent receives a Notice of Objection from the Seller within such ten (10) day period.

   Upon delivery of the Deposit in accordance with this Agreement, the Escrow Agent shall be relieved of all liability hereunder with respect to the Deposit. The Escrow Agent shall deliver the Deposit, at the election of the party entitled to receive the same, by (i) a good, unendorsed certified check of the Escrow Agent payable to the order of such party, (ii) an unendorsed official bank or cashier's check payable to the order of such party, or (iii) a bank wire transfer of immediately available funds to an account designated by such party.

         15.2.  Demand for Sprint Lease Amendment.

         The Escrow Agent shall deliver the original copies of the Sprint Lease Amendment to the Seller or the Purchaser, as the case may be, as follows:

               (a) upon completion of the Closing, the Seller's counterpart signature pages shall be delivered to the Seller and the Purchaser's counterpart signature pages shall be delivered to the Purchaser; or

               (b) to each of the Seller and the Purchaser, after receipt of the Seller's demand in which the Seller certifies that the Closing has not occurred and either (i) the Seller has terminated this Agreement by notice to the Purchaser pursuant to Section 14.2 hereof or (ii) the Seller has not obtained the consents and waivers from the holder of the Continuing
         Mortgage and the assumption agreement from the Purchaser described in the second paragraph of Section 8.1 hereof at or prior to the Closing (unless such failure to obtain such consents, waivers and assumption agreement is due solely to the Seller's objection to the form of the consents, waivers or assumption agreement offered by the holder of the Continuing Mortgage), but the Escrow Agent shall not honor the Seller's demand until more than ten (10) days after the Escrow Agent has given a copy of the Seller's demand to the Purchaser in accordance with Section 15.3, nor thereafter (other than in accordance with the provisions of Section 15.3(i)) if the Escrow Agent receives a Notice of Objection from the Purchaser within such ten (10) day period; or

               (c) to each of the Seller and the Purchaser, after receipt of the Purchaser's demand in which the Purchaser certifies that (i) the Closing has not occurred and (x) the Purchaser has terminated this Agreement (aa) by notice to the Seller pursuant to Section 14.1 or 14.3 hereof or (bb) as a result of a valid Purchaser's Termination Notice having been delivered by the Purchaser to the Seller in accordance with
         Section 4.2 hereof, or (y) the Seller has not obtained the consents and waivers from the holder of the Continuing
         Mortgage and the assumption agreement from the Purchaser described in the second paragraph of Section 8.1 hereof at or prior to the Closing due solely to the Seller's objection to the form of the consents, waivers or assumption agreement offered by the holder of the Continuing Mortgage, and (ii) that the Purchaser has elected to make the Sprint Lease Amendment effective by giving written notice thereof to the Seller contemporaneously with the Purchaser's termination notice to the Seller, but the Escrow Agent shall not honor the Purchaser's demand until more than ten (10) days after the Escrow Agent has given a copy of the Purchaser's demand to the Seller in accordance with Section 15.3, nor thereafter (other than in accordance with the provisions of Section 15.3(i)) if the Escrow Agent receives a Notice of Objection from the Seller within such ten (10) day period; or

               (d) the Seller's counterpart signature pages shall be delivered to the Seller and the Purchaser's counterpart signature pages shall be delivered to the Purchaser, after receipt of the Purchaser's demand in which the Purchaser certifies that (i) the Closing has not occurred and (x) the Purchaser has terminated this Agreement (aa) by notice to the Seller pursuant to Section 14.1 or 14.3 hereof or (bb) as a result of a valid Purchaser's Termination Notice having been delivered by the Purchaser to the Seller in accordance with
         Section 4.2 hereof, or (y) the Seller has not obtained the consents and waivers from the holder of the Continuing
         Mortgage and the assumption agreement from the Purchaser described in the second paragraph of Section 8.1 hereof at or prior to the Closing due solely to the Seller's objection to the form of the consents, waivers or assumption agreement offered by the holder of the Continuing Mortgage, and (ii) the Purchaser has not elected to make the Sprint Lease Amendment effective, but the Escrow Agent shall not honor the Purchaser's demand until more than ten (10) days after the Escrow Agent has given a copy of the Purchaser's demand to the Seller in accordance with Section 15.3, nor thereafter (other than in accordance with the provisions of Section 15.3(i)) if the Escrow Agent receives a Notice of Objection from the Seller within such ten (10) day period.

   Upon delivery of the Sprint Lease Amendment in accordance with this Agreement, the Escrow Agent shall be relieved of all liability hereunder with respect to the Sprint Lease Amendment.
         15.3.  Notice of Objection.

         Upon receipt of a written demand from the Seller or the Purchaser under Section 15.1(b) or (c) or 15.2(b), (c) or (d) the Escrow Agent shall send a copy of such demand to the other party. Within ten (10) days after the date of receiving same, the other party may object to delivery of the Deposit or the Sprint Lease Amendment, as applicable, to the party making such demand by giving a notice of objection (a "Notice of Objection") to the Escrow Agent. If such Notice of Objection is not given within such ten day period then the right to object to delivery of the Deposit or the Sprint Lease Amendment, as applicable, shall be deemed waived. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, the Escrow Agent may elect either (i) to continue to hold the Deposit or the Sprint Lease Amendment, as applicable, until the Escrow Agent receives a written agreement of the Purchaser and the Seller directing the disbursement of the Deposit or the Sprint Lease Amendment, as applicable, in which event the Escrow Agent shall disburse the Deposit or the Sprint Lease
   Amendment, as applicable, in accordance with such agreement; and/or
   (ii) to take any and all actions as the Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement, including, without limitation, depositing the Deposit and/or the Sprint Lease Amendment into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding; and/or (iii) in the event of any litigation between the Seller and the Purchaser, to deposit the Deposit and/or the Sprint Lease Amendment with the clerk of the court in which such litigation is pending.

         15.4.  Actions after Notice of Objection.

         If the Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not the Escrow Agent has received any written demand under Section 15.1(b) or (c) or 15.2(b), (c) or (d), or Notice of Objection under Section 15.3), notwithstanding anything to the contrary herein, the Escrow Agent may hold and apply the Deposit or the Sprint Lease Amendment, as applicable, pursuant to Section 15.3 and may decline to take any other action whatsoever. In the event the Deposit and/or the Sprint Lease Amendment are deposited in a court by the Escrow Agent pursuant to
   Section 15.3(ii) or (iii), the Escrow Agent shall be entitled to rely upon the decision of such court with respect to the Deposit and the Sprint Lease Amendment. In the event of any dispute whatsoever among the parties with respect to disposition of the Deposit and/or the Sprint Lease Amendment, the Purchaser and the Seller shall pay the attorney's fees and costs incurred by the Escrow Agent (which said parties shall share equally, but for which said parties shall be jointly and severally liable) for any litigation in which the Escrow Agent is named as, or becomes, a party.

         15.5.  Investment of Deposit.

         Notwithstanding anything to the contrary in this Agreement, within one (1) business day after receipt of the Downpayment, the Escrow Agent shall place the Downpayment in an Approved
   Investment. The interest, if any, which accrues on such Approved Investment shall be deemed part of the Deposit; and the Escrow Agent shall dispose of such interest as and with the Downpayment pursuant to this Agreement. The Escrow Agent may not commingle the Deposit with any other funds held by Escrow Agent. The Escrow
   Agent may convert the Deposit from the Approved Investment into cash or a non-interest-bearing demand account at an Approved Institution as follows:

               (a) at any time within seven (7) days prior to the Closing Date; or

               (b) if the Closing Date is accelerated or extended, at any time within seven (7) days prior to the accelerated or extended Closing Date; provided, however, that the Seller and the Purchaser shall give the Escrow Agent timely notice of any such acceleration or extension and that the Escrow Agent may hold the Deposit in cash or a non-interest-bearing deposit account if the Seller and the Purchaser do not give the Escrow Agent timely notice of any such adjournment.

         As used herein, the term "Approved Investment" means (i) any interest-bearing demand account or money market fund in Citibank, N.A. or any other institution selected by the Purchaser and approved by the Seller (collectively, an "Approved Institution"), or (ii) any other investment approved by both the Seller and the Purchaser. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of the Escrow Agent, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof.

         15.6.  Duties of Escrow Agent.

         The Escrow Agent shall have no duties or responsibilities except those set forth herein. The Seller and the Purchaser acknowledge that the Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for the Escrow Agent's own willful default, misconduct or gross negligence, the Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. The Seller and the Purchaser jointly and severally agree to and do hereby indemnify and hold harmless the Escrow Agent from all loss, cost, claim, damage, liability, and expense (including, without limitation, reasonable attorney's fees and disbursements paid to retained attorneys) which may be incurred by reason of its acting as the Escrow Agent provided the same is not the result of the Escrow Agent's willful default, misconduct or gross negligence. The Escrow Agent may charge against the Deposit any amounts owed to it under the foregoing indemnity or may withhold the delivery of the Deposit as security for any unliquidated claim, or both. Any amendment of this Agreement which could alter or otherwise affect the Escrow Agent's obligations hereunder will not be effective against or binding upon the Escrow Agent without the Escrow Agent's prior consent, which consent may be withheld in the Escrow Agent's sole and absolute discretion.

   The provisions of this Section 15 shall survive the termination of this Agreement and the Closing.

   16.  Notices.

   All notices, elections, consents, approvals, demands, objections, requests or other communications which the Seller, the Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and (i) delivered by hand, (ii) sent by express mail or courier (for next business day delivery), or (iii) sent by certified or registered mail, return receipt requested with proper first-class postage prepaid, addressed as follows:

   If to the Seller:

   Technology Park Associates
   DW/Technology Park II Associates, L.P.
   c/o Dean Witter Realty Inc.
   Two World Trade Center, 64th Floor
   New York, NY 10048
   Attention:  E. Davisson Hardman, Jr.

         with a copy to:

   Vincent M. Sacchetti, Esq.
   Bingham, Dana & Gould LLP
   150 Federal Street
   Boston, Massachusetts 02110

   If to the Purchaser:

   Sprint Communications Company L.P.
   1200 Main Street, 12th Floor
   Kansas City, Missouri 64105
   Attention:  Corporate Real Estate Department

         with copies to:

   Law Department - Sprint
   8140 Ward Parkway
   Kansas City, Missouri 64114
   Attention:  Real Estate Attorney, General Business Group

         and

   Lonnie J. Shalton, Esq.
   Polsinelli, White, Vardeman & Shalton
   Suite 1000 Plaza Steppes
   700 West 47th Street
   Kansas City, Missouri 64112-1802

   If to Escrow Agent:

   First American Title Insurance Company
   One Financial Center, 16th Floor
   Boston, Massachusetts 02111
   Attention: Joseph Sarno, Esq.

   The Seller, the Purchaser or Escrow Agent may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 16. A notice or other communication sent in compliance with the provisions of this Section 16 shall be deemed given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above (or to such other address as such party has designated as provided above), (ii) if sent by express mail or overnight courier, on the date it is delivered to the other party, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

   17.  Property Information and Confidentiality.

   The Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of the Seller, be disclosed by the Purchaser or the Purchaser's Representatives, in any manner whatsoever, in whole or in part, and will not be used by the Purchaser or the Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Property. Moreover, the Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to the Purchaser's Representatives (i) who need to know the Property
Information for the purpose of evaluating the Property, and who are informed by the Purchaser of the confidential nature of the Property Information and (ii) who agree to be bound by the terms of this Section
17 and Section 6.3. The provisions of this Section 17 shall in no event apply to Property Information which is a matter of public record and shall not prevent the Purchaser from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

         17.1.  Press Releases.

         The Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

         17.2.  Return of Property Information.

         In the event this Agreement is terminated, the Purchaser and the Purchaser's Representatives shall promptly deliver to the Seller all originals and copies of the Property Information in the possession of the Purchaser and the Purchaser's Representatives.

         17.3.  Property Information Defined.

         As used in this Agreement, the term "Property Information" shall mean (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, Leases and Licenses) furnished to, or otherwise made available for review by, the Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, the "Purchaser's Representatives"), by the Seller or any of the Seller's Affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all engineering or environmental analyses, compilations, data, studies, reports or other information or documents obtained by the Purchaser or the Purchaser's Representatives which pertain to the Investigations.

         17.4.  Remedies.

         In addition to any other remedies available to the Seller, the Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the Purchaser or the Purchaser's Representatives in order to enforce the provisions of this Section 17 and 6.3.

   The provisions of this Section 17 shall survive the termination of this Agreement and the Closing.

   18.  Access to Records.

   For a period of three (3) years subsequent to the Closing Date, the Seller, the Seller's Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to the Purchaser by the Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations, upon reasonable prior notice to the Purchaser, and shall have the right, at their sole cost and expense, to make copies of such documents, books and records.

   19.  Assignments.

   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Seller and any assignment or attempted assignment by the Purchaser without such prior written consent shall constitute a default by the Purchaser hereunder and shall be null and void; provided, however, that the Purchaser may at the Closing assign this Agreement to an entity wholly owned by Sprint Corporation but such assignment shall not release the Purchaser named herein from its obligations under this Agreement, including the obligation of the Purchaser named herein to be a party to all documents pertaining to the assumption of the Continuing Mortgage and to join in as a party with the Purchaser's permitted assignee and execute originals of Exhibits B, C and D hereto.

   20.  Entire Agreement, Amendments.

   All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Seller or the party drafting this Agreement. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

   21.  Merger.

   Except as otherwise expressly provided herein, the Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of the Seller hereunder and all of the Seller's covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

   22.  Limited Recourse.

   The Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Seller, including, without limitation, Dean Witter Realty Inc. and the parent and affiliates of Dean Witter
Realty Inc. (collectively, the "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby.
The Purchaser agrees to look solely to Seller 1 and Seller 2 and their respective assets directly attributable to the Building for the satisfaction of the Seller's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of the Seller contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The Purchaser acknowledges that any covenants, agreements, representations or warranties set forth in this Agreement are being made by each of Seller 1 and Seller 2 individually, not jointly, and that in no event will the Purchaser have recourse against Seller 1 for any breach of this Agreement by Seller 2 or against Seller 2 for any breach of this Agreement by Seller 1. The total liability of the Seller hereunder shall in no event exceed $100,000.00.

   23.  Attorneys' Fees.

   In the event that at any time Seller or Purchaser shall institute any action or proceeding against the other relating to this Agreement or any default hereunder, then and in that event the prevailing party in such action or proceeding shall be entitled to recover from the other party its reasonable attorneys' fees which shall be deemed to have accrued on the commencement of such action or proceeding and shall be payable whether or not such action is prosecuted to judgment.



   24.  Miscellaneous.

   Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default. This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Virginia without reference to principles of conflicts of laws.

   25.  Time of the Essence.

Time is of the essence with respect to this Agreement, including but not limited to the occurrence of the Closing as of the originally scheduled date.

   26.  Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                 SELLER:

                                 TECHNOLOGY PARK
ASSOCIATES

                                      By: DEAN WITTER REALTY INCOME
                                            PARTNERSHIP III, L.P.,
                                            a Delaware limited partnership

                                      By: Dean Witter Realty Income
                                            Properties III Inc., Managing
                                            General Partner

                                          By:
                                          Name:  E. Davisson Hardman
                                          Title:   President

                                      By: DEAN WITTER REALTY INCOME
                                            PARTNERSHIP IV, L.P.,
                                            a Delaware limited partnership

                                      By: Dean Witter Realty Fourth   Income
                                          Properties Inc.,   Managing General
                                          Partner

                                          By:
                                          Name:  E. Davisson Hardman
                                          Title:   President

            DW/TECHNOLOGY PARK II ASSOCIATES, L.P.

                                      By: DW Tech Park II Inc., a   Delaware
                                          corporation, General   Partner

                                          By:
                                          Name:  E. Davisson Hardman
                                          Title:   President

                             PURCHASER:

            SPRINT COMMUNICATIONS COMPANY L.P.

                                    By:
                                    Its:


                                    By:
                                    Name:
                                    Title:


                                    ESCROW AGENT:

            FIRST AMERICAN TITLE INSURANCE COMPANY



                                    By:
                                    Name:
                                    Title: